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                                                                    Exhibit 99.2

         September 13, 2004, Investor Frequently Asked Questions and Answers

         From time to time, Investor Relations will provide FAQs on various topics of interest to investors. The following is a compilation of frequently asked questions and answers related to the alliance with Bayer.

Q On September 13, Schering-Plough announced it entered into a strategic alliance with Bayer. Is this a merger between Schering-Plough and Bayer?

A No. Schering-Plough and Bayer will remain independent companies. This alliance signifies a creative, new approach to industry collaborations and is designed to maximize the companies' pharmaceutical resources and build value while maintaining each company's own strategic interests.

Q        Why did Schering-Plough enter into a strategic alliance with Bayer?
         What are the general terms of the deal?

A On Sept. 13, Schering-Plough announced that it has entered into a strategic alliance with Bayer involving Bayer's U.S. pharmaceutical business and a Zetia collaboration in Japan. This alliance with Bayer accomplishes three things for Schering-Plough:

         1) The alliance allows Schering-Plough to leverage and enhance its primary care infrastructure in the U.S. and Puerto Rico by increasing the number of product offerings to physicians and patients, including AVELOX, CIPRO and LEVITRA. In addition, a substantial number of high-performing Bayer sales representatives and marketing personnel are expected to be integrated into Schering-Plough.

         2) In Japan, the alliance with Bayer gives Schering-Plough a strong partner with deep expertise in cardiovascular disease to co-market ZETIA, Schering-Plough's novel cholesterol absorption inhibitor, upon local approval.

         3) Through the alliance, Schering-Plough will gain additional support for promotion of certain oncology products in the U.S. and key European markets.

Q        What are the financial terms of the agreement?

A Under the terms of the strategic alliance, Schering-Plough will record U.S. sales of Bayer's primary care products, excluding LEVITRA. Schering-Plough will pay a substantial royalty to Bayer based on U.S. net sales of these products.

         Schering-Plough will co-promote LEVITRA with GlaxoSmithKline PLC in the U.S. Schering-Plough and Bayer will share Bayer's portion of the profits on the U.S. sales of LEVITRA.

         In Japan, Zetia profits will be shared by the two companies.

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Q        Are there any one-time costs to Schering-Plough?

A Under the agreement, there will be a business integration and transition period during the remainder of 2004. As a result, there may be some integration and transition costs, primarily in 2004.

         For Schering-Plough, the transaction is expected to be mildly dilutive in 2004, in terms of its impact on earnings per share (EPS). While the agreement is principally strategically driven, as such the transaction is expected to be mildly accretive after 2004.

Q What is the likely impact of this strategic alliance on your income statement?

A The terms of the alliance are expected to be effective on October 1, 2004. Once effective, Schering-Plough will record its share of LEVITRA profits as alliance revenue.

         Schering-Plough will record U.S. net sales of Bayer's primary care products, excluding LEVITRA.

         Bayer will continue to manufacture these products and Schering-Plough will pay a substantial royalty to Bayer (expensed in the "Cost of Goods" line) based on U.S. net sales of these primary care products. The royalty rate paid to Bayer will decrease as sales exceed predetermined levels.

         As a result of the planned integration of a substantial number of Bayer's high-performing sales representatives and marketing personnel into Schering-Plough, Schering-Plough's "Selling, General & Administrative" expense line will reflect the increase in size of its primary care sales force.

         For Schering-Plough, the transaction is expected to be mildly dilutive in 2004, in terms of its impact on earnings per share (EPS). While the agreement is principally strategically driven, as such the transaction is expected to be mildly accretive after 2004.


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Q        How will Schering-Plough's recent in-licensing of garenoxacin from
         Toyama be affected by this collaboration?

A The agreement with Bayer potentially restricts Schering-Plough from marketing products in the United States that would compete with Bayer's quinolone antibiotic AVELOX.

         As previously announced on June 22, 2004, Schering-Plough and Toyama Chemical Co. Ltd. entered into a definitive licensing agreement for garenoxacin, Toyama's proprietary quinolone antibacterial agent.

         As a result of the agreement with Bayer, Schering-Plough expects it may need to sublicense rights to the Toyama product in the United States. The company is exploring its options with regard to garenoxacin and will continue to fulfill its commitments to Toyama under its arrangement, including taking the product through regulatory approval.

Q How does this collaboration affect Schering-Plough's PDE-5 inhibitor in early phase development for the treatment for erectile dysfunction?

A The agreement with Bayer potentially restricts Schering-Plough from marketing products in the United States that would compete with the erectile dysfunction product LEVITRA. If approved, Schering-Plough's PDE-5 inhibitor would be a direct competitor to LEVITRA.

         As a result of the agreement with Bayer, Schering-Plough expects it may need to out license U.S. rights to its PDE-5 inhibitor for the treatment of erectile dysfunction.

Q Why did you choose Bayer as a partner for Zetia in Japan? Does the agreement include the development of a combination cholesterol product in Japan?

A In Japan, Bayer is a leading international pharmaceutical company, with a well-recognized expertise in cardiovascular therapy. Bayer has demonstrated skill and competence in the hyperlipidemia therapeutic area and Schering-Plough believes that Bayer will be able to help make Zetia a successful first-line monotherapy as well as add-on therapy for the treatment of high cholesterol in Japan.

         This alliance does not cover the commercialization of a combination product in Japan. Schering-Plough retains those rights exclusively.


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Q        What is the status of ZETIA in Japan?

A Following a filing in the fourth quarter of 2003, Zetia is under regulatory review in Japan.

Q Will Bayer share in the profits/revenues of the Schering-Plough oncology products that they will promote in the U.S. and key European markets?

A No. Schering-Plough will continue to book all sales and profits from its oncology products.


         DISCLOSURE NOTICE: This Investor FAQ contains "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, including the potential strategic benefits and potential financial impact of the strategic agreement with Bayer. Forward-looking statements relate to expectations or forecasts of future events and not to historical information. Schering-Plough does not assume the obligation to update any forward-looking statement. There are no guarantees about the timing of implementation of the strategic agreement, the results of the strategic agreement, the performance of Schering-Plough stock or the performance of Schering-Plough's business. Actual results may vary materially from forward- looking statements made here or in other Schering-Plough written or spoken communications due to many factors and uncertainties, which include the market acceptance of ZETIA in Japan, trade buying patterns for all products covered by the strategic agreement ("covered products"), the introduction and performance of products competitive to the covered products, legislation that may impact the pricing/availability of the covered products and other items impacting Schering-Plough, the pharmaceutical industry, and business generally, all as discussed in Schering-Plough's Securities and Exchange Commission filings, including the 2004 second quarter 10-Q and future SEC filings.